UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 14, 2014
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Commission File Number 333-170315

First Titan Corp.
(Exact name of small business issuer as specified in its charter)

Florida	27-3480481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

495 Grand Boulevard, Suite 206 Miramar Beach, Florida	32550
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (850) 269-7267

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On November 14, 2014, Mr. G. Jonathan Piña resigned as our Chief Executive Officer, President and Director to pursue other interests.

On the same date, our Board of Directors appointed Sydney Jim as Chief Executive Officer and President. Mr. Jim will also serve as a director. Mr. Jim has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Jim has a proven track record of adding value for public company shareholders. From 2004 to 2010, Mr. Jim was an ATP World Tour and International Business Federation tennis touring professional competing on the professional tennis circuit. From 2010 to 2012, he was co-owner and Junior Program Director of the Sugar Creek Elite Tennis Academy in Houston, Texas. From 2012 to 2013, Mr. Jim was a business development consultant with Synopsis Winery in Houston, Texas. During the same time period, he was also Vice President of Business Development with Rockspring Capital, a Houston, Texas-based private equity firm with more than $260 million in assets. From 2013 to 2014, Mr. Jim was the CEO of Neutra Corp., a publicly traded nutraceuticals corporation. During his year and a half tenure at Neutra Corp., Mr. Jim worked to increase shareholder value and build the operations of that company. Mr. Jim has a bachelor of science degree in business finance from the University of Houston.

Mr. Jim receives a salary of $120,000 per year and does not own any common stock. He does not have an employment contract with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 20, 2014	First Titan Corp.

By: /s/ Sydney Jim
Sydney Jim
Chief Executive Officer
Principal Financial Officer